Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statements (Form S-8 Nos. 333-103040, 333-145259, 333-153106, 333-197781, 333-206136 and 333-226004), pertaining to the amended and restated 2000 Non-Officer Equity Incentive Plan, the 401(k) Retirement Plan, the 2008 Equity Incentive Plan, as amended, the Employee Stock Purchase Plan, the 2012 Performance Incentive Plan, as amended, and the amended and restated 2017 Performance Incentive Plan of Nektar Therapeutics, of our reports dated February 27, 2020, with respect to the consolidated financial statements of Nektar Therapeutics and the effectiveness of internal control over financial reporting of Nektar Therapeutics included in this Annual Report (Form 10-K) of Nektar Therapeutics for the year ended December 31, 2019. /s/ ERNST & YOUNG LLP Redwood City, California February 27, 2020